   As filed with the Securities and Exchange Commission on September 21, 2000


                                                   Registration No.333-45434
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------

                                AMENDMENT NO. 1
                                      To
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ------------------------

                                 RED HAT, INC.
            (Exact Name of Registrant as Specified in its Charter)


                                   Delaware
        (State or other jurisdiction of incorporation or organization)


                                  06-1364380
                    (I.R.S. Employer Identification Number)


                        ------------------------------

                             2600 Meridian Parkway
                         Durham, North Carolina 27713
                                (919) 547-0012
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                        ------------------------------

                                Matthew Szulik
                     President and Chief Executive Officer
                                 Red Hat, Inc.
                             2600 Meridian Parkway
                         Durham, North Carolina 27713
                                (919) 547-0012
(Name, address including zip code, and telephone number, including area code, of agent for service)
                        ------------------------------

                                  Copies to:

                            Brian T. Atkinson, Esq.
                            Moore & Van Allen, PLLC
                       100 North Tryon Street, Floor 47
                     Charlotte, North Carolina 28202-4003
                                (704) 331-1000


                        ------------------------------

Approximate date of commencement of proposed sale to the public:  From time to
                                                                  ------------
time after the effective date of this Registration Statement.
------------------------------------------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.[X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


     --------------------------------------------------------------------
                           SUBJECT TO COMPLETION.
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 21, 2000
     --------------------------------------------------------------------

                                175,086 Shares

                                 Red Hat, Inc.

                                 Common Stock



     The selling stockholders identified in this prospectus may offer and sell the shares of common stock offered by this prospectus from time to time. We previously issued the shares in private offerings to raise capital or to acquire the selling stockholders' businesses or other assets.

     We are registering the offer and sale of the shares held by the selling stockholders to satisfy our contractual obligations to provide the selling stockholders with freely tradeable shares. Red Hat will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

     The common stock is quoted on the Nasdaq National Market under the symbol "RHAT." The last reported sale price of the common stock on September 19, 2000 was $21.00 per share.

See "Risk Factors" section beginning on page 2 to read about certain factors you should consider before buying shares of our common stock.



 Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.



                     Prospectus dated September __, 2000.

                                    SUMMARY

     You should read the following summary together with the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. You should also read our financial statements and the notes to those statements incorporated by reference into this prospectus.

     We are a leading global developer and provider of open source software and solutions. Unlike proprietary software, open source software has publicly available source code and can be copied, modified and distributed with minimal restrictions. Our software and solutions are provided for a variety of computing systems, ranging from desktops, workstations and servers to special-purpose computing devices such as wireless telephones, personal digital assistants, routers and phone switches.

     We offer professional services for the Red Hat Linux operating system, related tools and libraries and popular open source applications. Our services include technical support and maintenance, developer support, custom development, consulting, training and education and hardware certification.

     Our web site, redhat.com, is a leading destination for open source software users and developers and serves as the primary delivery mechanism and customer interface for many of our solutions. redhat.com also offers news and content for the open source community, an important forum for open source software development, a commerce site and priority access for software downloads and upgrades.

     We are committed to serving the interests and needs of open source software users and developers and to sharing our product developments with the open source community. Companies with which we have strategic relationships include Cisco, Compaq, Dell, Hewlett Packard, IBM, Intel, Nokia, Oracle, Silicon Graphics and Sony Computer Entertainment.

     Our common stock is traded on the Nasdaq National Market under the symbol "RHAT." Our principal executive offices are located at 2600 Meridian Parkway, Durham, North Carolina 27713. Our telephone number is (919) 547-0012.

                                 RISK FACTORS

     You should carefully consider and evaluate all of the information in this prospectus, including the risk factors set forth below and the documents incorporated by reference into this prospectus, before investing in the shares being offered.


          Risks Related to our Linux-based Open Source Business Model


Our open source software business model is unproven.

We have not demonstrated the success of our open source business model, which gives our customers the right to freely copy and distribute our software. No other company has built a successful open source business. Few open source software products have gained widespread commercial acceptance partly due to the lack of viable open source industry participants to offer adequate service and support on a long term basis. In addition, open source vendors are not able to provide industry standard warranties and indemnities for their products, since these products have been developed largely by independent parties over whom open source vendors exercise no control or supervision. If open source software should fail to gain widespread commercial acceptance, we would not be able to sustain our revenue growth and our business could fail.

We depend on the support of Linus Torvalds and other prominent Linux developers to release major product upgrades and maintain market share.

We may not be able to release major product upgrades of Red Hat Linux on a timely basis because the heart of Red Hat Linux, the Linux kernel, is maintained by third parties. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel or if Mr. Torvalds or other prominent Linux developers, such as Alan Cox, David Miller or Stephen Tweedie, were to join one of our competitors or no longer work on the Linux kernel, we will have to either rely on another party to further develop the kernel or develop it ourselves. We cannot predict whether enhancements to the kernel would be available from reliable alternative sources. We could be forced to rely to a greater extent on our own development efforts, which would increase our development expenses and may delay our product release and upgrade schedules. In addition, any failure on the part of the kernel developers to further develop and enhance the kernel could stifle the development of additional Linux-based applications.


We may not be able to effectively assemble and test our software because it consists largely of code developed by independent third parties over whom we exercise no control, which could result in unreliable products and damage to our reputation.

Red Hat Linux, in compressed form, consists of approximately 546 megabytes of code. Of that total, approximately 500 megabytes have been developed by independent third parties, including approximately 10 megabytes of code contained in the Linux kernel. Included within the 546 megabytes of code are approximately 700 distinct software components developed by thousands of individual programmers which we must assemble and test before we can release a new version of Red Hat Linux. If these components are not reliable, Red Hat Linux could fail, resulting in serious damage to our reputation and potential litigation. Although we attempt to assemble only the best available components, we cannot be sure that we will be able to identify the highest quality and most reliable components or successfully assemble and test them. In addition, if these components were no longer available, we would have to develop them ourselves, which would significantly increase our development expenses.


The scarcity of software applications for Linux-based operating systems could prevent commercial adoption of our products.

Our products will not gain widespread commercial adoption until there are more third-party software applications designed to operate on Linux-based operating systems. These applications include word processors, databases, accounting packages, spreadsheets, e-mail programs, Internet browsers, presentation and graphics software and personal productivity applications. We intend to encourage the development of additional applications that operate on Linux-based operating systems by attracting third-party developers to the Linux platform, by providing open source tools to create these applications and by maintaining our existing developer relationships through marketing and technical support for third-party developers. If we are not successful in achieving these goals, however, our products will not gain widespread commercial acceptance and we will not be able to maintain our product sales growth.


We may not be able to generate revenue from sales of Official Red Hat Linux if users can more quickly download it from the Internet.

Anyone can download a free copy of Red Hat Linux from the Internet. However, because this download can take up to 36 hours using a standard telephone connection, many of our users choose to buy the shrink-wrapped version of Official Red Hat Linux. If hardware and data transmission technology advances in the future to the point where increased bandwidth allows users to more quickly download our products from the Internet, users may no longer choose to purchase Official Red Hat Linux. This could lead to a significant loss of product revenue.

We may not succeed in shifting our business focus from traditional shrink-wrapped software sales to offering subscription-based product and services offerings.

We are focusing our sales and marketing efforts on providing subscription-based products and services as opposed to relying on sales of shrink-wrapped software. This change has required us to expend significant financial and managerial resources and may ultimately prove unsuccessful. The failure to successfully implement this transition of our sales model could materially adversely affect our operating results.


Our customers may find it difficult to install and implement Red Hat Linux, which could lead to customer dissatisfaction and damage our reputation.

Installation and implementation of Red Hat Linux often involves a significant commitment of resources, financial and otherwise, by our customers. This process can be lengthy due to the size and complexity of our products and the need to purchase and install new applications. The failure by us to attract and retain services personnel to support our customers, the failure of companies with which we have strategic alliances to commit sufficient resources towards the installation and implementation of our products, or a delay in implementation for any other reason could result in dissatisfied customers.
This could damage our reputation and the Red Hat brand and result in decreased revenue.


We may be unable to predict the future course of open source technology development, which could reduce the market appeal of our products and damage our reputation.

We do not exercise control over many aspects of the development of open source technology. Historically, different groups of open source software programmers have competed with each other to develop new technology. Typically one of those groups develops the technology that becomes more widely used than that developed by others. If we adopt new technology and incorporate it into our products, and competing technology becomes more widely used, the market appeal of our products may be reduced, which could harm our reputation, diminish the Red Hat brand and result in decreased revenue.


             Risks Related to our Financial Results and Condition


Our limited operating history in the new and developing market for Linux-based operating systems makes it difficult to evaluate our business.

Red Hat was formed in March 1993. We began offering Red Hat Linux in October 1994. Our limited operating history makes it difficult to evaluate the risks and uncertainties that we face. Our failure to address these risks and uncertainties could cause our business results to suffer and result in the loss of all or part of your investment.


We have limited combined operating history with the companies we have acquired since our initial public offering and may have difficulty integrating these businesses.

The successful integration of the operations, products, services and personnel of Red Hat and the five companies we have acquired since our initial public offering -- Cygnus Solutions, Hell's Kitchen Systems, Inc., Bluecurve, Inc., WireSpeed Communications Corporation and C2Net Software, Inc. -- is important to the future financial performance of the combined enterprise. The anticipated benefits of these acquisitions may not be achieved unless, among other things, the operations, products, services and personnel of the acquired companies are successfully combined with those of Red Hat in a timely and efficient manner. Integration of these companies' operations, products, services and personnel may be hampered because, among other things:

     . the products and services offered by each of the acquired companies and Red Hat are highly complex and have been developed independently;

     . integration of the product lines of Red Hat and each of the acquired companies will require the coordination of separate development and engineering teams from each company; and

     . the employees and management of the acquired companies and Red Hat are located in disparate geographical regions.

In addition, the costs associated with integrating these companies' operations, products, services and personnel may be substantial and could include, among other things:

     .    employee redeployment or relocation; and

     .    the combination of research and development teams and processes.

Any of these difficulties and costs encountered in the transition process, could divert the attention of management, and could have an adverse impact on the revenues and operating results of the combined enterprise.


We expect to incur substantial losses for the foreseeable future.

We have incurred operating losses in five of our previous six fiscal years, including our most recent fiscal year ended February 29, 2000. We expect to incur significant losses for the foreseeable future, as we substantially increase our sales and marketing, research and development and administrative expenses. In addition, we are investing considerable resources in our web initiative and to expand our professional services offerings. As a result, we cannot be certain when or if we will achieve sustained profitability. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.


You should not rely on our quarterly results of operations as an indication of our future results because they fluctuate significantly and are difficult to forecast.

Due to our limited combined operating history and the unpredictability of our business, our revenue and operating results may fluctuate significantly from quarter to quarter and are difficult to forecast. We base our current and projected future expense levels in part on our estimates of future revenue. Our expenses are, to a large extent, fixed in the short term. We may not be able to adjust our spending quickly if our revenue falls short of our expectations. Accordingly, a revenue shortfall in a particular quarter would have a disproportionate adverse effect on our operating results for that quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Our future operating results may fall below expectations of securities analysts or investors, which would likely cause the market price of our common stock to decline significantly.


We may not be able to effectively attract additional enterprise customers and preserve relationships with current enterprise customers, which could adversely affect revenue.

Historically, we focused our sales and marketing efforts on product sales to individuals. We have recently, however, begun to focus our efforts on expanding our enterprise customer base. To this end, we have invested extensively to attract enterprise customers. In addition, we have gained a significant number of enterprise customers through our acquisition of Cygnus Solutions. These enterprise customers expect diverse and extensive service programs, and if we are unable to continue to successfully expand and enhance our service offerings, we may not be able to meet these customers' needs or attract new customers, and, consequently, our revenue would suffer.


Our failure to update and modernize our internal systems, procedures and controls may prevent the implementation of our business strategies in a rapidly evolving market and may retard our future growth.

Our operational and financial systems, procedures and controls, which were adequate for a small private company, are becoming outdated as we grow. Since March 1, 1999 we have increased the number of employees more than tenfold. To accommodate this growth, we have evaluated our financial and operational systems, procedures and controls. Although we have revised or are in the process of revising and updating most of them, if we continue our rapid growth, we may not be able to improve our transaction processing and reporting systems and procedures, or expand and train our expanding workforce quickly enough to maintain a competitive position in our markets. In addition, failure to quickly replace obsolete systems, procedures and controls could impede our management's decision-making abilities. This, in turn, may impair our ability to pursue business opportunities and may hamper future growth.

We may not be able to generate enough additional revenue from our international expansion to offset the costs associated with establishing and maintaining foreign operations.

A key component of our growth strategy is to expand our presence in foreign markets. We have recently established subsidiaries or offices in Canada, Ireland, the United Kingdom, Germany, Italy, Japan, France, Singapore and Australia, and are considering further expansion worldwide. We may also enter other markets as opportunities arise. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized web sites and other systems. Revenue from international activities may not offset the expense of establishing and maintaining these foreign operations. In addition, because we have little experience in marketing and distributing products or services for these markets, we may not benefit from any first-to-market advantages.

Our management team may not be able to successfully implement our business strategies because it has only recently begun to work together.

Our business is highly dependent on the ability of our management to work together effectively to meet the demands of our growth. Several members of our senior management have been employed by us for a relatively short period of time. These individuals have not previously worked together as a management team. In addition, the members of our management team who have been with us since 1997 or earlier have had only limited experience managing a rapidly growing company on either a public or private basis. The failure of our management team to work together effectively could prevent efficient decision-making by our executive team, affecting product development and sales and marketing efforts, which would negatively impact our operating results.

We depend on our key personnel.

Our future success depends on the continued services of a number of key directors and officers, including our Chairman, Robert Young, our Chief Executive Officer and President, Matthew Szulik, and our Chief Operating Officer, Tim Buckley. The loss of the technical knowledge and industry expertise of any of these people could seriously impede our success. Moreover, the loss of one or a group of our key employees, particularly to a competitor, and any resulting loss of customers could reduce our market share and diminish the Red Hat brand.


We may lack the financial and operational resources needed to increase our market share and compete effectively with Microsoft, other established operating systems developers, software development tools developers and other service and support providers.

In the market for operating systems, we face significant competition from larger companies with greater financial resources and name recognition than we have. These competitors, which offer hardware-independent multi-user operating systems for Intel platforms and/or UNIX-based operating systems, include Microsoft, Novell, IBM, Sun Microsystems, The Santa Cruz Operation, AT&T, Compaq, Hewlett-Packard, Olivetti and Unisys. Some of these competitors currently, or may in the future, produce and market open source operating systems.

With our acquisition of Cygnus, we now face competition in the market for software development tools and operating systems for special purpose computing. Our competitors in this market, some of which have greater market share than we do, include Wind River Systems, Integrated Systems Incorporated, Green Hills Software, and the Metrowerks subsidiary of Motorola. Some of these companies currently produce or use open source software as part of their product offerings. We may not be able to compete effectively in this market if customers choose proprietary solutions. If the demand for open source solutions in this market expands, however, we could lose market share as existing competitors reposition or new companies emerge to address the opportunity.

As we increase our services offerings, we may face competition from larger and more capable companies that currently service and support other operating systems, particularly UNIX-based operating systems, due to the fact that Linux- and UNIX-based operating systems share many common features. These companies may be able to leverage their existing service organizations and provide higher levels of support on a more cost-effective basis than we can. We may not be able to compete successfully with these current or potential competitors.


We may not be able to match the promotional activities and pricing policies offered by other suppliers of Linux-based and other open source operating systems, which could result in a loss of market share.

In the new and rapidly-evolving market for Linux-based operating systems, we face intense competition from a number of other suppliers of Linux-based operating systems. We also face competition to a lesser extent from developers of non-Linux-based open source operating systems such as BSD-based operating systems. BSD-based operating systems such as FreeBSD, NetBSD and OpenBSD are open source operating systems produced by communities of developers working together via the Internet, and which are published and distributed by Walnut Creek CD-ROM, among others. We expect competition in broader open source operating systems and the Linux-based operating systems market to intensify. In addition, companies like Sun Microsystems and Corel, which are more established and have larger customer bases than we do, have indicated a growing interest in the market for Linux-based operating systems. These companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to their customers than we can. Furthermore, because Linux-based operating systems can be downloaded from the Internet for free or purchased at a nominal cost and modified and re-sold with few restrictions, traditional barriers to entry are minimal. Accordingly, it is possible that new competitors or alliances among existing competitors may emerge and rapidly acquire significant market share.

If we fail to establish and maintain strategic distribution and other collaborative relationships with industry-leading companies, we may not be able to attract and retain a larger customer base.

Our success depends on our ability to continue to establish and maintain strategic distribution and other collaborative relationships with industry-leading hardware manufacturers, distributors, software vendors and enterprise solutions providers. These relationships allow us to offer our products and services to a much larger customer base than we would otherwise be able to through our direct sales and marketing efforts. We may not be able to maintain these relationships or replace them on attractive terms. In addition, our existing strategic relationships do not, and any future strategic relationships may not, afford us any exclusive marketing or distribution rights. As a result, the companies with which we have strategic alliances are free to pursue alternative technologies and to develop alternative products and services in addition to or in lieu of our products and services, either on their own or in collaboration with others, including our competitors. Moreover, we cannot guarantee that the companies with which we have strategic relationships will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support.


We may not be able to meet the operational and financial challenges that we will encounter as our international operations expand.

As we expand our international operations, we will face a number of additional challenges associated with the conduct of business overseas. For example:

     . we may have difficulty managing and administering a globally-dispersed business;

     . fluctuations in exchange rates may negatively affect our operating results;

     . we may not be able to repatriate the earnings of our foreign operations;

     . we have to comply with a wide variety of foreign laws with which we are not familiar;

     . we may not be able to adequately protect our trademarks overseas due to the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property rights;

     . reductions in business activity during the summer months in Europe and certain other parts of the world could negatively impact the operating results of our foreign operations;

     . export controls could prevent us from shipping our products into and from some markets;

     . multiple and possibly overlapping tax structures could significantly reduce the financial performance of our foreign operations;

     . changes in import/export duties and quotas could affect the competitive pricing of our products and services and reduce our market share in some countries; and

     . economic or political instability in some international markets could result in the forfeiture of some foreign assets and the loss of sums spent developing and marketing those assets.


Expanding our services business will be costly and may not result in any benefit to us.

We have expanded our strategic focus to place additional emphasis on consulting, custom engineering and development, education and support services, from which we have historically derived an insignificant amount of revenue. We cannot be certain that our customers will engage our professional services organization to assist with support, consulting, custom development, training and implementation of our products. We also cannot be certain that we can attract or retain a sufficient number of the highly qualified services personnel that the expansion of our services business will need. In addition, this expansion has required, and will continue to require, significant additional expenses and development, financial and operational resources. The need for these additional resources will place further strain on our management, financial and operational resources and may make it more difficult for us to achieve and maintain profitability.

Attempts to expand by means of business combinations and strategic alliances may not be successful and may harm our operational efficiency, financial performance and relationships with employees and third parties.

We may continue to expand our operations or market presence by entering into additional business combinations, investments, joint ventures or other strategic alliances with hardware manufacturers, software vendors, Internet companies, open source software developers or other companies both in the United States and internationally. Our ability to expand in this way may be limited due to the many financial and operational risks accompanying these transactions. For example:

     . we may have difficulty assimilating the operations, technology and personnel of the combined companies;

     . our business may be disrupted by the allocation of resources to consummate these transactions;

     . we may have problems retaining key technical and managerial personnel from acquired companies;

     . we may experience one-time in-process research and development charges and ongoing expenses associated with amortization of goodwill and other purchased intangible assets;

     . our stockholders will suffer dilution if we issue equity to fund these transactions;

     . acquired businesses may initially be unprofitable resulting in our assumption of operating losses and increased expenses;

     . our reputation may be harmed if the open source development community does not approve of these transactions;

     . our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions; and

     . our investment activities, particularly with respect to emerging-growth technology companies, are inherently risky and we may not realize any benefit from such activities.


                    Risks Related to our Internet Strategy

We may fail to promote and enhance our web site effectively, which may prevent us from attracting new visitors, advertisers or electronic commerce partners to our web site.

Enhancing the redhat.com web site is critical to our ability to increase our revenue. In order to attract and retain Internet users, advertisers and electronic commerce partners, we intend to substantially increase our expenditures for enhancing and further developing our web site. Our success in promoting and enhancing the redhat.com web site will also depend on our ability to provide high quality content, features and functionality. If we fail to promote our web site successfully or if visitors to our web site or advertisers do not perceive our services to be useful, current or of high quality, our ability to generate revenue from our web site will be significantly impaired.

Visitors to our web site could experience delays and decreased performance during periods of heavy traffic, which could result in dissatisfaction with our web site and damage to our reputation.

Our web site must accommodate a high volume of traffic and deliver frequently updated information. Our web site has in the past experienced slower response times or decreased traffic for a variety of reasons. These occurrences have not had a material impact on our business. These types of occurrences in the future, however, could materially adversely affect our reputation and brand name and could cause users to perceive our web site as not functioning properly. Under these circumstances, our users might choose another web site or other methods to obtain Linux-based operating systems or Linux-related information.

Because there is no industry standard for the measurement of the effectiveness of Internet advertising, advertisers may not increase or even maintain their current levels of Internet advertising, which would prevent us from generating a significant amount of revenue from our web site.

As we execute our Internet strategy, we expect to derive an increasing percentage of our revenue from sponsorships and advertising on our web site. We may not generate these revenues if advertisers do not maintain or increase their current levels of Internet advertising. As there is no industry standard for the measurement of the effectiveness of Internet advertising, advertisers that currently advertise on the Internet may reduce or eliminate this form of advertising and advertisers that have traditionally relied upon other advertising media may be reluctant to begin to advertise on the Internet. Moreover, widespread adoption of currently available software programs that limit or prevent advertisements from being delivered to an Internet user's computer would negatively affect the commercial viability of Internet advertising and would further deter advertisers from increasing or maintaining current levels of Internet advertising. Our ability to successfully execute our Internet strategy will be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

We may not be able to respond quickly to new pricing models for advertising, which could prevent us from attracting quality sponsors to our web site.

Different pricing models are used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard. If we cannot quickly and successfully respond to changes in pricing models for Internet advertising, or identify and adopt any industry standards that may emerge, we will not be able to attract a sufficient number of quality sponsors and our Internet advertising strategy will fail.

We may be unable to adequately measure the demographics of visitors to our web site, which is critical to our ability to attract advertising revenue.

We expect that it will be important to our advertisers that we accurately measure the demographics of the visitors to our web site. While we have not committed significant resources to the measurement of demographics to date, we are currently implementing systems designed to record demographic data on our web site's visitors. This implementation may be costly, and if not done effectively, may not permit us to accurately measure the demographic characteristics of our web site's visitors. Until these new systems are functional, we will continue to rely on third parties to provide some of these measurement services. If these parties were unable to provide these services, we would need to obtain them from other providers, which might not be readily available. Companies may choose not to advertise on our web site or may pay less for advertising if they do not perceive our measurements or measurements made by third parties to be reliable.

Our Internet strategy will fail if the infrastructure of the Internet is not continually developed and maintained.

The success of our Internet strategy will depend in large part on the continued development and maintenance of the infrastructure of the Internet. Because global commerce and the online exchange of information is new and evolving, we cannot predict with any certainty that the Internet will be a viable commercial marketplace in the long term. The Internet has experienced, and we expect it to continue to experience, significant growth in the number of users and amount of traffic. If the Internet continues to experience an increased number of users, frequency of use or increased bandwidth requirements of users, it may not be able to support the demands placed upon it by this growth, and its performance and reliability may suffer. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face similar outages and delays in the future. Any outage or delay could affect the level of Internet usage, as well as the volume of traffic on our web site. In addition, the Internet could lose its viability due to increased governmental regulation and delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the necessary infrastructure, standards or protocols or complementary products, services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our Internet strategy will not succeed.

We are vulnerable to unexpected network interruptions caused by system failures, which may result in reduced visitor traffic on our web site, decreased revenue and harm to our reputation.

Substantially all of our communications hardware and other hardware related to our web site is located at our facilities, although we have back-up and co-location hardware for our web site located at third-party facilities. Fire, floods, hurricanes, tornadoes, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. In addition, although we have implemented network security measures, our servers are vulnerable to computer viruses, electronic break-ins, human error and other similar disruptive problems which could adversely affect our systems and web site. Although we try to prevent unauthorized access to our systems, we cannot eliminate this risk entirely. We could lose revenue and suffer damage to our reputation if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

                      Risks Related to Legal Uncertainty

We could be prevented from selling or developing our products if the GNU General Public License and similar licenses under which our products are developed and licensed are not enforceable.

The Linux kernel and the Red Hat Linux operating system have been developed and licensed under the GNU General Public License and similar licenses. These licenses state that any program licensed under them may be liberally copied, modified and distributed. We know of no circumstance under which these licenses have been challenged or interpreted in court. Accordingly, it is possible that a court would hold these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that these licenses are not enforceable, or that Linux-based operating systems, or significant portions of them, may not be liberally copied, modified or distributed, would have the effect of preventing us from selling or developing our products.

Our products may contain defects that may be costly to correct, delay market acceptance of our products and expose us to litigation.

Despite testing by us and our customers, errors have been and may continue to be found in our products after commencement of commercial shipments. This risk is exacerbated by the fact that most of the code in our products is developed by independent parties over whom we exercise no supervision or control. If errors are discovered, we may have to make significant expenditures of capital to eliminate them and yet may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation and our ability to convince commercial users of the benefits of Linux-based operating systems and other open source software products.

In addition, failures in our products could cause system failures for our customers who may assert warranty and other claims for substantial damages against us. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions. Our insurance policies may not adequately limit our exposure to this type of claim. These claims, even if unsuccessful, could be costly and time consuming to defend.

We are vulnerable to claims that our products infringe third-party intellectual property rights particularly because our products are comprised of many distinct software components developed by thousands of independent parties.

We may be exposed to future litigation based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that most of the code in our products is developed by independent parties over whom we exercise no supervision or control. Claims of infringement could require us to reengineer our products or seek to obtain licenses from third parties in order to continue offering our products. In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on our financial resources and harm our reputation.

Our efforts to protect our trademarks may not be adequate to prevent third parties from misappropriating our intellectual property rights.

Our most valuable intellectual property is our collection of trademarks. The protective steps we have taken in the past have been, and may in the future continue to be, inadequate to deter misappropriation of our trademark rights. Although we do not believe that we have suffered any material harm from misappropriation to date, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights. We have registered some of our trademarks in the United States, Europe and Australia and have other trademark applications pending in the United States, Europe, Australia, Canada, Europe and Japan. Effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our trademark rights could damage or even destroy the Red Hat brand and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

We may be sued as a result of information published or posted on or accessible from our redhat.com web site.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other claims relating to the information we publish on our web site. These types of claims have been brought, sometimes successfully, against online services in the past, and can be costly to defend. We may also be subjected to claims based on content that is accessible from our web site through links to other web sites or through content and materials that may be posted by visitors to our web site. We believe that the scope and amount of our commercial and general liability insurance is appropriate, given our current financial position. However, this insurance may not adequately protect us against these types of claims. We have not been a party to any lawsuit of this type to date.


               Risks Related to the Market for Our Common Stock

Our stock price has been extremely volatile and you may not be able to resell your shares at or above the offering price.

The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     .    actual or anticipated variations in quarterly operating results;

     .    new products or services offered by Red Hat or our competitors;

     .    changes in financial estimates by securities analysts;

     .    conditions or trends in the Internet, Linux and software industries;

     . changes in the economic performance and/or market valuations of other Internet, Linux and software industries;

     . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     .    additions or departures of key personnel;

     .    sales of common stock; and

     .    other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the Nasdaq National Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. In addition, broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affectour business, financial condition and operating results.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.


               WHERE YOU CAN FIND MORE INFORMATION ABOUT RED HAT

       We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the "SEC"). These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding Red Hat and other registrants that file electronically with the SEC. The SEC's web site is located at http://www.sec.gov.

       The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all the shares offered by this prospectus or we terminate the offering.

       (1) The section entitled "Description of the Registrant's Securities to be Registered" contained in our Registration Statement on Form 8-A (File No. 00026281) filed on June 4, 1999, pursuant to Section 12(g) of the Exchange Act;

     (2) Our Annual Report on Form 10-K for the fiscal year ended February 29, 2000;

     (3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2000;

     (4) Our Current Report on Form 8-K, dated June 26, 2000, reporting our entry into a definitive agreement to acquire WireSpeed Communications Corporation ("WireSpeed");

     (5) Our Current Report on Form 8-K, dated August 11, 2000, reporting the completion of the WireSpeed acquisition; and

     (6) Our Current Report on Form 8-K, dated August 23, 2000, reporting our entry into a definitive agreement to acquire C2Net Software, Inc. ("C2Net").

     We will provide a free copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to these documents unless the exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mark H. Webbink, General Counsel, Red Hat, Inc., Post Office Box 13588, Research Triangle Park, North Carolina 27709.

     This prospectus is part of a Registration Statement on Form S-3 filed with the SEC by Red Hat. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares being sold by the selling stockholders.


                                DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information known to Red Hat regarding the beneficial ownership of the shares to be offered by this prospectus as of August 29, 2000 and as adjusted to reflect the sale of the shares of common stock in this offering.

     Unless otherwise indicated, to the knowledge of Red Hat, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person's spouse.


                                                                                                 Number of
                                                  Number of                Number of               Shares
                                             Shares Beneficially         Shares to be           Beneficially
                                               Owned Prior to                Sold             Owned After the
Name of Selling Stockholder                     the Offering            in the Offering           Offering
---------------------------                     ------------            ---------------           --------
Lawrence J. Weidman                                  140,060                 46,500                 93,560
L. Todd Masco                                        132,044                 44,011                 88,033
Open Source, Inc.                                     35,729                 35,000                    729
Barbara Jean Masco Abdul-Malek                        38,430                 12,810                 25,620
Andrew M. Bressen                                     29,849                 11,054                 18,795
Douglas DeJulio                                       22,685                  7,561                 15,124
Richard Horn                                          14,924                  4,975                  9,949
Clifford B. & Rosanne M. Levine                        8,955                  2,958                  5,997
Frank J. DeJulio                                       5,970                  1,990                  3,980
Thomas N. Canfield                                     4,975                  1,658                  3,317
Thorp, Reed & Armstrong, LLP                           3,686                  1,229                  2,457
Andrew Plotkin                                         3,283                  1,074                  2,209
Robert Weidman                                         2,686                    800                  1,886
R. Joseph Vetter                                       2,239                    740                  1,499
Victoria Landgraf                                      2,089                    682                  1,407
Joshua Bluestein                                       1,492                    497                    995
Thomas G. Dopirak                                        895                    293                    602
Regis Donovan                                            746                    248                    498
Maurice Rickard                                          746                    248                    498
Jonathan L. Coburn                                       746                    245                    501
Andrew M. Boardman                                       448                    148                    300
Robert A. & Mary K. Cumming                              448                    148                    300
Neil Masco                                               299                     99                    200
Stephen G. Wadlow                                        149                     49                    100
Maria DiMaria                                            149                     49                    100
Eleanor DeJulio                                           30                     10                     20
Marina LaCagnina                                          30                     10                     20

                             PLAN OF DISTRIBUTION

     Red Hat is registering 175,086 shares of the common stock offered hereby on behalf of the selling stockholders. As used herein, "Selling Stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a Selling Stockholder, as a gift, pledge, partnership distribution or other non-sale related transfer.
All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by Red Hat. Brokerage commissions and similar selling expenses, if any, attributable to the sale of these shares of common stock will be borne by the Selling Stockholders. Sales of shares may be effected by Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares or a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is their any underwriters or broker-dealers acting in connection with the proposed sale of shares by the Selling Stockholders.

     The Selling Stockholders may effect transactions by selling shares directly to purchasers or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both. This compensation might be in excess of customary commissions.

     The Selling Stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

     Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 462(b) under the Securities Act, disclosing (i) the name of the Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,, (v) that the broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference into this prospectus and (vi) other facts material to the transaction. In addition, upon being notified by a Selling Stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

                                TRANSFER AGENT

     The transfer agent and registrar for the common stock is ChaseMellon Stockholder Services, LLC.

                                 LEGAL MATTERS

     The validity of the shares of common stock to be issued in this offering will be passed upon for Red Hat by Moore & Van Allen, PLLC, Charlotte, North Carolina.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended February 29, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     Estimated expenses payable in connection with the offer and sale of the common stock in this offering are as follows:

               SEC registration fee                       $   1,251
               Legal fees and expenses                       12,000
               Accounting fees and expenses                   7,500
               Miscellaneous                                    249
                                                           --------
                Total                                     $  21,000
                                                           ========

     The registrant will bear all of the expenses shown above.

Item 15. Indemnification of Directors and Officers.

     The Delaware General Corporation Law, the registrant's charter and by-laws provide for indemnification of the registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the registrant's corporate charter filed as
Exhibit 3.1 hereto and the registrants by-laws filed as Exhibit 3.2 hereto.

     The registrant currently has in place and maintains a directors' and officers' insurance policy.

Item 16.  Exhibits and Financial Schedules


     Exhibit No.                               Description
     -----------                               -----------

        2.1 Agreement and Plan of Reorganization dated November 5, 1999 by and among the Registrant, Cygnus Solutions, Miami Acquisition Corp. and Michael Tiemann, as Securityholder Agent (1)

        2.2 Agreement and Plan of Merger by and among the Registrant, HKS Acquisition Corp., Hell's Kitchen Systems, Inc. and certain shareholders of Hell's Kitchen Systems, Inc., dated as of January 4, 2000 (2)


        2.3 Stock Purchase Agreement by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)

        2.4 Stock Purchase Agreement, dated July 27, 2000, by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)

         4 Specimen certificate representing the Registrant's common stock (4)

         5          Opinion of Moore & Van Allen, PLLC

       23.1         Consent of PricewaterhouseCoopers LLP

       23.2         Consent of Moore & Van Allen, PLLC (included in Exhibit 5)

        24 Power of Attorney (included on Signature Page of Registration Statement)

-------------

  (1) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999.

  (2) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File no. 333-94775).

  (3) Incorporated by reference from the Registrant's Current Report on Form 8-K, filed August 11, 2000.


  (4) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File no. 333-80051).

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 21st day of September, 2000.

                              RED HAT, INC.

                              By: /s/ Matthew J. Szulik*
                                  -------------------------------------
                                  Matthew J. Szulik
                                  President and Chief Executive Officer

     We the undersigned directors and officers of Red Hat, Inc. do hereby constitute and appoint each of Matthew J. Szulik and Mark H. Webbink, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and on our behalf in our capacities stated below, which acts and things each of them deem necessary and advisable to enable Red Hat, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents on connection therewith, with the U.S. Securities and Exchange Commission, and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                             Title                        Date
-------------------------------------------------------------------------------------------
/s/ Matthew J. Szulik*             Chief Executive Officer, President   September 21, 2000
_______________________________    and Director (principal executive
Matthew J. Szulik                  officer)

/s/ Jason Savod*                   U.S. Controller (principal           September 21, 2000
_______________________________    financial and accounting officer)
Jason Savod


_______________________________    Director                             September __, 2000
Robert F. Young

/s/ Eugene J. McDonald*            Director                             September 21, 2000
_______________________________
Eugene J. McDonald

/s/ William S. Kaiser*             Director                             September 21, 2000
_______________________________
William S. Kaiser


_______________________________    Director                             September __, 2000
Kevin Harvey

/s/ Eric Hahn*                     Director                             September 21, 2000
_______________________________
Eric Hahn

*By: /s/ Mark H. Webbink
     --------------------------
          Mark H. Webbink
          Attorney-in-Fact

                                 EXHIBIT INDEX


     Exhibit No.                               Description
     -----------                               -----------

        2.1 Agreement and Plan of Reorganization dated November 5, 1999 by and among the Registrant, Cygnus Solutions, Miami Acquisition Corp. and Michael Tiemann, as Securityholder Agent (1)

        2.2 Agreement and Plan of Merger by and among the Registrant, HKS Acquisition Corp., Hell's Kitchen Systems, Inc. and certain shareholders of Hell's Kitchen Systems, Inc., dated as of January 4, 2000 (2)


        2.3 Stock Purchase Agreement by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)

        2.4 Stock Purchase Agreement, dated July 27, 2000, by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)




         4 Specimen certificate representing the Registrant's common stock (4)

         5          Opinion of Moore & Van Allen, PLLC

       23.1         Consent of PricewaterhouseCoopers LLP

       23.2         Consent of Moore & Van Allen, PLLC (included in Exhibit 5)

        24 Power of Attorney (included on Signature Page of Registration Statement)

------------

  (1) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999.

  (2) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File no. 333-94775).

  (3) Incorporated by reference from the Registrant's Current Report on Form 8-K, filed August 11, 2000.




  (4) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File no. 333-80051).